EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd, Suite 209 .Fort Lee ♦ NJ 07024
P.O. Box 436402 . San Diego .CA . 92143-9402
619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of May 19, 2011 on the reviewed financial statements of Quantum Assets, Inc. as of March 31, 2011 and for the 3-months period then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

Stan J.H. Lee, CPA
May 19, 2011
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board
Member of New Jersey State Society of CPAs